Exhibit 99.1

corporate investor relations

5333 15TH AVENUE SOUTH, SUITE 1500

SEATTLE, WA 98108 206.762.0993.

Contact:

Scott Montgomery, President & CEO

smontgomery@mnbla.com David Brown, Exec VP & CFO david.brown@mnbla.com 310-277-2265

NEWS RELEASE

National Mercantile 1Q06 Profits Rise 40%

Los Angeles, California — May 2, 2006 — National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, N.A., today reported excellent first quarter profits with an expanded margin, improving efficiencies and strong balance sheet performance.  First quarter earnings increased 40% compared to the first quarter a year ago and were almost level with the record results posted in the fourth quarter of 2005.  Fueled by improving efficiencies and growth in loans and deposits, first quarter net income was $1.3 million, or $0.22 per diluted share, compared to $941,000, or $0.16 per diluted share in the first quarter of 2005 and $1.4 million, or $0.24 per diluted share, in the fourth quarter of 2005.  The financial results are unaudited for the first quarters ended March 31, 2006 and 2005.  All per share results reflect the 5-for-4 stock split effective April 14, 2006, as well as the conversion of the Series A Preferred Shares in June 2005.

“We began this year with excellent first quarter performance, generating strong growth in loans and deposits,” said Scott A. Montgomery, President and CEO.  “We continue to see solid demand for business loans in our niche markets, particularly in construction and commercial business related loans.  Los Angeles County continues to be an attractive business environment with a large, diverse workforce, well-established infrastructure and a dynamic market.  While best known for its entertainment and tourist industries, Los Angeles County is the largest manufacturing center in the nation, with more the 470,000 workers employed in manufacturing.  Both South Bay and the San Fernando Valley have strong manufacturing sectors, particularly in the middle market where we specialize.

“For the first time in our operating history, Mercantile National Bank received the ‘Super Premier Performing Bank’ designation by the Findley Reports.  In addition, South Bay Bank received the Premier Performing Bank designation for the eighth time,” Montgomery continued.  “These designations have become highly regarded and recipients are recognized throughout the Western United States as financial institutions achieving exceptional performance.”

FINANCIAL HIGHLIGHTS (at or periods ended March 31, 2006, compared to March 31, 2005)

•      Mercantile Bank was named a “Super Premier Performing Bank” by the Findley Reports, the highest designation awarded by this prestigious organization.

•      South Bay Bank was named a “Premier Performing Bank” by Findley Reports.

•      Revenues grew 17% to $6.1 million.

•      Net interest income after provision for loan losses grew 20%.

•      Net interest margin expanded 4 basis points (bp) to 5.49%

•      Efficiency ratio improved to 61.4% from 67.3% a year earlier

•      The loan portfolio grew 15% to $354 million.

•      Asset quality was excellent with nonperforming loans to total loans only 0.08%

•      Expensing for stock options reduced 1Q06 net earnings by $85,000.

The adoption of SFA S 123R in the first quarter of this year added $85,000 to compensation expense and reduced after-tax net income by essentially the same amount.  “In 2005, that cost was not included in expenses, but rather footnoted in our financial statements.  This after-tax option calculation was disclosed at

$36,000 in the first quarter and $76,000 in the fourth quarter of 2005,” commented David Brown, Chief Financial Officer.

REVIEW OF OPERATIONS

Revenue (net interest income plus non-interest income) grew 17% to $6.1 million in the first quarter of 2006 compared to $5.2 million in the first quarter of 2005. Net interest income before provision for loan losses grew 18% to $5.8 million in the first quarter from $4.9 million in the same period a year ago. Net interest income, after provision for loan losses of $32,000 during the first quarter, increased 20% to $5.7 million as compared to $4.8 million a year ago. Non-interest income totaled $323,000 in the first quarter, including a $48,000 gain on sale of other real estate owned, compared to $322,000 a year ago.

Net interest margin was 5.49% compared to 5.45% in the first quarter a year ago. Rising short-term interest rates contributed to earnings growth during the first quarter with the yield on interest earning assets up 112 bp to 7.67% from 6.55% a year ago. “In addition, the earnings from securities purchased in 2005 and the first quarter of 2006 added to profitability, but slowed growth in the net interest margin,” Brown noted. “We continue to employ hedging strategies to protect net interest income should short-term interest rates decline,”

Operating expenses rose 7.0% in the first quarter of 2006 with stock options expense accounting for more than one-third of the increase. Non-interest expense in the first quarter of 2006 was $3.7 million compared to $3.5 million in 1Q05. “The Company’s operating efficiencies continued to improve during the quarter with top-line growth and cost control contributing to better performance,” said Montgomery. The efficiency ratio during the first quarter improved dramatically to 61.37% from 67.26% a year ago and has averaged 60.3% for the last two quarters. The efficiency ratio, calculated by dividing non-interest expense by net interest income and non-interest income, measures overhead costs as a percentage of total revenues.

BALANCE SHEET PERFORMANCE

Total assets continued to grow, reaching $480 million at March 31, 2006, as compared to $388 million the prior year, with net loans up 14% and total deposits up 24%. Total assets were $449 million at December 31, 2005.

The loan portfolio grew 15% to $354 million at March 31, 2006, from $310 million at March 31, 2005. The growth was fueled by strong loan demand in construction loans, reflecting the very strong demand for housing, industrial, manufacturing and retail space in the region.

LOAN PORTFOLIO COMPOSITION:

(Dollars in thousands)	March 31,
	2006		2005
	Amount	%	Amount	%
Real estate secured loans:
One to four family residential	$9,279	3%	$9,527	3%
Multifamily residential	18,828	5%	17,594	6%
Commercial	132,542	37%	129,695	42%
Construction and land development	94,629	27%	50,019	16%
Commercial loans:
Other-secured and unsecured	91,928	26%	99,176	32%
Consumer installment, home equity and unsecured loans.	7,289	2%	3,545	1%
Total loans outstanding	$354,495	100%	$309,556	100%

Total deposits increased 24% to $405 million at March 31, 2006, compared to $326 million a year earlier. Strong growth in money market balances and certificate of deposits contributed to solid growth in overall deposits. Time deposits increased with the addition of $52 million in brokered CDs, increasing the cost of interest-bearing liabilities 133 basis points in the past 12 months. “We continue to utilize wholesale funding sources, among other strategies, to protect net interest income from interest rate movements,” Brown noted.

Shareholders’ equity increased 13% to $39 million, or $6.89 per share, at March 31, 2006, compared to $35 million, or $6.17 per share, at March 31, 2005. Tangible book value per share at quarter-end was $6.16 compared to $5.39 a year earlier. All per share calculations reflect the 5-for-4 stock split effective April 14, 2006 and assume full conversion of non-cumulative preferred stock and dilutive stock options.

“Asset quality continued to improve during the quarter as we sold the only property categorized as Other Real Estate Owned (OREO) at a slight gain to its carrying value,” said Bob Bartlett, Chief Credit Officer. “Loan loss reserves increased in relationship to the growth in the loan portfolio.” At the end of the first quarter, non-performing assets totaled $300,000 or only 0.08% of gross loans, compared to $2.9 million, or 0.92% of gross loans at March 31, 2005. Delinquencies in the 30-89 day category were $237,000, or 0.07%. Net charge offs in the first quarter were negligible at $1,000. The allowance for loan losses increased to $4.6 million, or 1.29% of gross loans, at quarter end as compared to $3.6 million, or 1.17% of gross loans, at March 31, 2005.

LOOKING AHEAD

“In the past twelve months, we made great progress in improving profitability, achieving efficiencies and building a stellar team of banking professionals. We have applied for regulatory approval to convert our Costa Mesa loan production office into a full service branch, and hope to do so in the second quarter of 2006. When we opened that office initially, we made all the necessary improvements for a full service branch, so the costs associated with the expansion will be limited to new staff members. Orange County is a fast-growing and dynamic market, and we are looking forward to building on our success in this area,” Montgomery concluded.

National Mercantile Bancorp will hold its annual meeting on May 18 at 6:00 p.m. at the Peninsula Hotel in Beverly Hills. Shareholders, customers and interested investors are welcome to attend. For more information visit the company’s website at www.nationalmercbancorp.com.

ABOUT NATIONAL MERCANTILE BANCORP

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets. The banks focus in business banking with specialty lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community-based non-profit organizations. The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

This press release contains forward-looking statements about the Company. Forward-looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing. Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions. Do not rely unduly on forward-looking statements. They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date. Many factors, most beyond the Company’s control, could cause actual results to differ significantly from the Company’s expectations. These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio; and the Company’s abilities to realize further efficiencies and achieve growth targets. These and other factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

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Income Statement

(Unaudited)	March 31,	December 31,	March 31,	Annual %
(In thousands, except share data)	2006	2005	2005	Change
Interest income	$8,050	$7,585	$5,837	37.9%
Interest expense	2,293	1,846	976	134.9%
Net interest income before provision for credit losses	5,757	5,739	4,861	18.4%
Provision for credit losses	32	40	89	(64.0)%
Net interest income after provision for credit losses	5,725	5,699	4,772	20.0%
Other operating income:
Deposit-related and other customer services	232	242	297	(21.9)%
Other operating income	91	25	25	264.0%
Other operating expenses	3,731	3,561	3,486	7.0%
Income before provision for income taxes	2,317	2,405	1,608	44.1%
Provision for income taxes	999	999	667	49.8%
Net income	$1,318	$1,406	$941	40.1%
Revenue	6,080	6,006	5,183	17.3%
Earnings per share:
Basic	$0.24	$0.26	$0.25	(4.0)%
Diluted	$0.22	$0.24	$0.16	37.5%

Weighted average shares outstanding:
Basic	5,518,383	5,459,528	3,716,154
Diluted	6,002,461	5,962,200	5,813,785

RATIOS
Return on quarterly average assets	1.16%	1.27%	0.96%
Return on quarterly average equity	13.22%	14.66%	10.80%
Net interest margin-average earning assets	5.49%	5.57%	5.45%
Operating expense ratio	3.30%	3.22%	3.56%
Efficiency ratio (a)	61.37%	59.29%	67.26%

(a) Other operating expense divided by net interest income and other operating income.

Credit Quality and Other Data	March 31,	December 31,	March 31,
(Unaudited)	2006	2005	2005
(In thousands, except ratios and shares)
Average quarterly assets	$458,881	$438,715	$397,055

Nonperforming assets
Nonaccrual loans	300	319	—
Loans 90 days past due and still accruing	—	—	1,804
Other real estate owned	—	1,056	1,056
Total nonperforming assets	300	1,375	2,860

Loan to deposit ratio	87.45%	0.94%	95.02%
Allowance for credit losses to total loans	1.29%	1.32%	1.17%
Allowance for credit losses to nonperforming assets	1520.67%	342.95%	125.80%
Nonperforming loans to total loans	0.08%	0.40%	0.92%

Balance Sheet
(Unaudited)	March 31,	December 31,	March 31,	Annual
(In thousands, except share data)	2006	2005	2005	Change
ASSETS
Cash and due from banks-demand	$15,211	$13,507	$16,562	(8.2)%
Due from banks-interest bearing	2,000	2,000	2,728	(26.7)%
Federal funds sold and securities purchased under agreements to resell	2,790	685	—	NM
Investment securities	88,263	74,370	39,125	125.6%
Loans
Commercial	91,928	89,474	99,176	(7.3)%
Real estate	160,649	150,802	156,816	2.4%
Construction and land development	94,629	92,077	50,019	89.2%
Consumer and other loans	7,289	7,239	3,545	105.6%
Total loans outstanding	354,495	339,592	309,556	14.5%
Deferred net loan fees	(995)	(1,034)	(1,056)	(5.8)%
Loans receivable, net	353,500	338,558	308,500	14.6%
Allowance for loan and lease losses	(4,562)	(4,468)	(3,598)	26.8%
Net loans receivable	348,938	334,090	304,902	14.4%
Goodwill and intangible assets	4,576	4,632	4,799	(4.6)%
Accrued interest receivable and other assets	18,152	19,512	19,306	(6.0)%
Total assets	$479,930	$448,796	$387,422	23.9%

LIABILITIES & CAPITAL
Deposits:
Noninterest-bearing demand	$122,638	$115,924	$121,793	0.7%
Interest-bearing demand deposits	31,716	36,018	30,050	5.5%
Money market accounts	91,885	76,334	72,615	26.5%
Savings	26,336	28,208	32,762	(19.6)%
Time certificates of deposit:
$100,000 or more	114,296	87,468	47,430	141.0%
Under $100,000	18,481	19,256	21,125	(12.5)%
Total deposits	405,352	363,208	325,775	24.4%
Other borrowings	16,400	28,337	9,900	65.7%
Junior subordinated deferrable interest debentures	15,464	15,464	15,464
Accrued interest and other liabilities	3,414	3,288	1,482	130.4%
Total liabilities	440,630	410,297	352,621	25.0%
Total shareholders’ equity	39,300	38,499	34,801	12.9%
Total liabilities & shareholders’ equity	$479,930	$448,796	$387,422	23.9%

Book value per common share	$6.89	$6.77	$6.17	11.7%
Tangible book value per common share (b)	$6.17	$6.04	$5.39	14.3%

(b) Total common equity, less goodwill and other intangible assets; divided by fully-diluted shares outstanding.

Note:  Transmitted on Prime Zone on May  2, 2006 at 10:04 a.m. PDT.